DISTRIBUTION AND LICENSE AGREEMENT

THIS Distribution and License Agreement, (hereinafter “Agreement”), dated the 16th day of July, 2019 is between Taronis Technologies, Inc., a Delaware Corporation, f/k/a MagneGas Applied Technology Solutions, Inc. and f/k/a MagneGas Corporation, and MAGNEGAS IP, LLC, a Delaware limited liability company (collectively, the “Company”); and Taronis Fuels, Inc., a Delaware Corporation (“Distributor”).

RECITALS

WHEREAS, the Company owns all right, title and interest in the trademark registrations identified in Schedule A (the “Trademarks”);

WHEREAS, the Company owns all right, title and interest in the patents identified in Schedule B (the “Patents”);

WHEREAS, the Distributor desires to be the exclusive worldwide manufacturer and distributor of gases created using the equipment and methods claimed within the Patents;

WHEREAS, in exchange for this right, Distributor will compensate Company.

NOW, THEREFORE, in consideration of the foregoing Recitals which are incorporated by reference herein and forth other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Definitions.

1.1.	“Trademark” or “Trademarks” means any registered trademark or trademark application listed in Schedule A.

1.2.	“Patent” or “Patents” means any registered trademark or trademark application listed in Schedule B.

1.3.	“Trademark Territory” means every country and territory in which a trademark from Schedule A is in use.

1.4.	“Patent Territory” is defined as every country and territory in which a patent from Schedule B exists.

1.5.	“Product” is defined as any gas produced using the equipment and methods claimed within any Patent, but excluding water treatment or treated water.

1.6.	“Third-Parties” means any individual or entity that is not a party to this Agreement.

1.7.	“Forecast” means the Distributor’s anticipated purchase quantities.

2.	Trademark License Grant. Subject to the terms of this Agreement, Company grants to Distributor an exclusive license to use the Trademarks in conjunction with the Product within the Trademark Territory.

3.	Patent License Grant. Subject to the terms of this Agreement, Company grants to Distributor an exclusive license under the Patents to make, use, sell, and offer for sale the Product within the Patent Territory.

4.	Right to Enforce Trademarks. Company retains the right to enforce the Trademarks. If Distributor becomes aware of trademark infringement within the Trademark Territory, Distributor must inform Company within fourteen (14) calendar days. The Company may then choose whether, and how, to enforce the Trademarks against Third-Parties. The Company has the right to file lawsuits to enforce the Trademarks, and the right to join Distributor if Company determines joinder is appropriate. The Company bears the cost of such lawsuits, and the right to recover any damages or settlement payments.

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5.	Right to Enforce Patents. The Company retains the sole right to enforce the Patents. If Distributor becomes aware of patent infringement within the Patent Territory, Distributor must inform Company within fourteen (14) calendar days. The Company may then choose whether, and how, to enforce the Patents against Third-Parties. The Company has the right to file lawsuits to enforce the Patents, and the right to join Distributor if Company determines joinder is appropriate. The Company bears the cost of such lawsuits, and the right to recover any damages or settlement payments.

6.	Prohibition of Sublicensing and Sale of Similar Products. Distributor may sublicense Trademarks or Patents with written consent of the Company.

7.	Patent and Trademark Fees. Company is solely responsible for tracking and paying all fees and costs associated with maintaining registration of the Trademarks and Patents.

8.	Grant Back of Products Developed by Distributor. Distributor, or its employees and members, may choose to develop inventions related to Products (“Distributor Invention”). If Distributor believes that it has reduced to practice a product that is an invention and is an appropriate subject of patent protection, Distributor shall contact Company within thirty (30) days, and prior to any public disclosure. Distributor hereby assigns any Inventions related to Products to Company. It is the sole responsibility of Company to file and prosecute any patent applications to achieve patents for Distributor Inventions. Schedule B will be amended from time to time to include any patents/applications resulting from a Distributor Invention, and that Distributor and Company agree to license.

9.	Licensing New Trademarks to Distributor. The Company may seek to use and/or register additional trademarks. If the additional trademarks are related to the Product, Company may add the trademarks to Schedule A. Distributor will cooperate with Company to facilitate registration of additional trademarks, including helping Company to provide proof of use to the relevant trademark office, including executing any documents reasonably necessary for the procurement of registrations.

10.	Licensing New Patents to Distributor. The Company may file additional patent applications, and be awarded additional patents. If the additional patents/applications are related to the Product, Company may add the patents/applications to Schedule B. The Company acknowledges that if additional patents are issued to Company, and the patents are related to the Product, Company will only license to Distributor and not to Third-Parties.

11.	Royalty Payment. Distributor shall pay Company a royalty in exchange for the above licenses (“Royalty Payments”). Royalty Payments are calculated as seven percent (7%) of any net cash proceeds received by the Distributor in relation to use of the above licenses in any form or fashion. Distributor shall issue a Royalty Payment each month. The Royalty Payment is due no later than thirty (30) days after receipt of net cash proceeds received by the Distributor in relation to is use of the above licenses. Royalty payments will be wired or deposited electronically to an account specified by Company.

12.	Sales Forecasts. Upon request, Distributor shall provide a Forecast of anticipated purchase quantities to Company. The scope of a requested Forecast will be negotiated between Company and Distributor at the time of the request.

13.	Marking. All Products and advertising of Products bearing the Trademark must be marked with appropriate legend. Specifically, TM or ®, and such other legend as from time to time required by Company. All Products and advertising of the Products claimed by the Patents must be marked in accordance with 35 USC 287(a) as follows:

13.1.1.	U.S. Pat. No. [Patent number(s) from Schedule B]

14.	Quality Control. Distributor agrees to use Trademarks in conjunction with the Products under the quality standards and business practices that Company will from time to time establish and promulgate. The Company maintains the right, at any reasonable time, and without prior notice, to inspect Distributor’s use of the Trademarks in conjunction with Products for the purpose of insuring that the quality of Product under Trademarks meets or exceeds Company’s standards. The Distributor agrees to provide Product of a high quality, fit for its intended purpose.

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15.	Term and Termination. This Agreement shall remain in effect in perpetuity from the Effective Date, subject to termination as set forth herein.

15.1.	This Agreement may be terminated by the Company if:

15.1.1.	Company serves written notice of termination on Distributor twelve (12) months in advance of the anniversary of the Effective Date of this Agreement; or

15.1.2.	Distributor fails to make a Royalty Payment when due; or

15.1.3.	Distributor ceases production of any gas available for creation under this Agreement for a period of three (3) months.

15.2.	In the event the other party breaches its obligation(s) under this Agreement, a party may terminate this Agreement in whole or in part subject to such notice if it sends a written notice demanding to cure the breach within reasonable period to the breaching party and breaching party fails to cure such breach.

16.	Governing Law. This Agreement is interpreted and governed by the laws of Delaware, and the United States of America, as appropriate.

17.	Venue. Venue for any litigation concerning this Agreement, the Patents, or Trademarks is the City of Phoenix, Maricopa County, State of Arizona or the Federal District Court situated in the City of Phoenix, Arizona.

18.	Dispute Resolution.

18.1.	If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The parties further agree that any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be qualified in the field of intellectual property. The place of arbitration shall be Phoenix, Arizona. The arbitration shall be governed by the laws of the State of Arizona.

18.2.	In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production.

18.3.	Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings.

18.4.	The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

18.5.	The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrators, all of their costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees. The award of the arbitrators shall be accompanied by a reasoned opinion.

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19.	Notices. All notices relating to this Agreement must be in writing, and are deemed given when personally delivered, or upon delivery when sent by a method that permits tracking and signature confirmation (e.g., FedEx), or when emailed and confirmation provided by return email. Notices are to be addressed as follows:

Company

TARONIS TECHNOLOGIES, INC.,

Attention: Chief Executive Officer

Address: 300 W. Clarendon Avenue #230, Phoenix, Arizona 85013

Distributor

TARONIS FUELS, INC.

Attention: General Counsel

Address: 300 W. Clarendon Avenue #230, Phoenix, Arizona 85013

Either party may change its address for notices by giving notice to the other party in the manner set forth in this section.

20.	Integration. This Agreement constitutes the entire understanding and contractual rights and obligations of the parties concerning this Agreement, the Patents, and the Trademarks, and any prior or contemporaneous terms not expressed herein are not enforceable.

21.	Severability. The parties intend as follows:

21.1.	that if any provision of this Agreement is held to be unenforceable, then that provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded

21.2.	that if an unenforceable provision is modified or disregarded in accordance with this section 21, then the rest of the agreement will remain in effect as written; and

21.3.	that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable.

22.	Legal Fees. If either party brings an action to enforce their rights under this Agreement, the prevailing party may recover its expenses and reasonable legal fees from the losing party incurred in connection with the action and any appeal.

[Signature Page Follows]

[The Remainder of This Page is Intentionally Blank]

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IN WITNESS WHEREOF, this Agreement is executed and agreed to on behalf of the parties by their respective, duly authorized officers or representatives identified below.

COMPANY:

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	Chief Executive Officer

DISTRIBUTOR:

By:	/s/ Scott Mahoney
Name:	Scott Mahoney
Title:	President

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Schedule A – Trademarks

Mark	Class Goods/Services	Country	Serial No.	Reg. No.	Owner of Mark	Registration Date

MagneGas	IC 004. US 001 006 015. G & S: Fuel for motor vehicles, namely an oxygen-rich, hydrocarbon-free gas produced as a byproduct of recycling liquid waste such as anti-freeze, oil waste and sewage.	US	78039484	2812824	MAGNEGAS CORPORATION DELAWARE 150 Rainville Road Tarpon Springs Florida 34689	February 10, 2004

MagneGas 2	IC 004. US 001 006 015. G & S: Fuels.	US	86642367	5156799	MAGNEGAS CORPORATION DELAWARE 11885 44th Street North Clearwater Florida 33762	March 7, 2017

mAgnetote	IC 007. US 013 019 021 023 031 034 035. G & S: Portable tank system being a gas welding apparatus and containing a gas used for cutting and welding metal	US	86816532	5157232	MAGNEGAS CORPORATION DELAWARE 11885 44th Street North Clearwater Florida 33762	March 7, 2017

venturi	IC 007. US 013 019 021 023 031 034 035. G & S: machines for gasification, namely, industrial electrochemical reactors for converting liquid waste into gaseous hydrocarbon fuels	US	86454770	4952283	MAGNEGAS CORPORATION DELAWARE 150 Rainville Road Tarpon Springs Florida 34689	May 3, 2016

VENTURI Plasma Arc Flow	IC 008. Machines for producing synthetic gas and decontaminating and sterilizing liquefied waste streams	US	TBD	TBD	Taronis Technologies, Inc. DELAWARE 11885 44 th Street North Clearwater, FL 33762	TBD

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Schedule B – Patents

Serial Number	Date of Filing	Publication Number	Patent Number	Patent or Patent Application Title

09/372,277	8/11/1999		6,183,604	DURABLE AND EFFICIENT EQUIPMENT FOR THE PRODUCTION OF A COMBUSTIBLE AND NON-POLLUTANT GAS FROM UNDERWATER ARCS AND METHOD THEREFOR

09/970,405	10/03/2001	2003/0133855	6,663,752	CLEAN BURNING LIQUID FUEL PRODUCED VIA A SELF-SUSTAINING PROCESSING OF LIQUID FEEDSTOCK

09/896,422	6/29/2001	2002/0004022	6,673,322	APPARATUS FOR MAKING A NOVEL, HIGHLY EFFICIENT, NONPOLLUTANT, OXYGEN RICH AND COST COMPETITIVE COMBUSTIBLE GAS AND ASSOCIATED METHOD

10/008,813	12/07/2001	2003/0106787	6,926,872	APPARATUS AND METHOD FOR PRODUCING A CLEAN BURNING COMBUSTIBLE GAS WITH LONG LIFE ELECTRODES AND MULTIPLE PLASMA-ARC-FLOWS

10/020,091	12/14/2001	2003/0113597	6,972,118	APPARATUS AND METHOD FOR PROCESSING HYDROGEN, OXYGEN AND OTHER GASES

12/828,905	07/01/2010	2012/0000787	8,236,150	PLASMA-ARC-THROUGH APPARATUS AND PROCESS FOR SUBMERGED ELECTRIC ARCS

14/244,229	04/03/2014	2014/0299463	9,700,870	Method and Apparatus for the Industrial Production of New Hydrogen-Rich Fuels

14/288,807	05/28/2014	N/A	9,433,916	Plasma-arc-through Apparatus and Process for Submerged Electric Arcs with Venting

15/230,537	8/08/2016	US 2016-0340790 A1	10,100,416	Plasma-arc-through Apparatus and Process for Submerged Electric Arcs with Venting

15/612,457	6/02/2017	US 2017-0321130 A1	10,100,262	Method and Apparatus for the Industrial Production of New Hydrogen-Rich Fuels

62/542,689	8/08/2017	-	-	System, Method, and Apparatus for Gasification of a Solid or Liquid

15/720,816	9/29/2017	US 2018-0093248 A1	-	Apparatus for Flow-Through of Electric Arcs

16/052,759	8/02/2018	-	-	System, Method, and Apparatus for Gasification of a Solid or Liquid

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